Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103-7098
Telephone: (215) 564-8000
Fax: (215) 564-8120

November 22, 2021

Board of Trustees
Total Fund Solution 615 East Michigan Street
Milwaukee, Wisconsin 53202

Subject: Pre-Effective Amendment No. 1 to Registration Statement on Form N‑1A
File Nos. 811-23724; 333-258648

Ladies and Gentlemen:

We have acted as counsel to Total Fund Solution, a Delaware statutory trust (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest (the “Shares”) of the Cromwell Marketfield L/S Fund (the “Fund”), a series of the Trust.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”).

In connection with giving this opinion, we have reviewed the Trust’s Certificate of Trust, Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with the creation, authorization and sale of the Shares, as well as such other legal and factual matters as we have deemed appropriate. We have also examined the Registration Statement on Form N-1A filed by the Trust, on behalf of the Fund (the “Registration Statement”) under the Investment Company Act and the Securities Act, each as amended to date, as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1. The Shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares.

2. The Shares will be issued against payment therefor as described in the Fund’s Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares, when issued and sold pursuant to the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our firm’s name in the Registration Statement.

Very truly yours,

s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP